Exhibit 8.3

November 12, 2014

Costamare Partners LP

60 Zephyrou Street &

Syngrou Avenue

175 64 Athens

Greece

Re: Costamare Partners LP

Ladies and Gentlemen:

Registration Statement on Form F-1

We have acted as special counsel as to matters of the law of the Republic of Liberia (“Liberian Law”) for Costamare Partners LP, a Marshall Islands limited partnership (the “Partnership”), in connection with the proposed initial public offering by the Partnership of its common units, each representing limited partnership interests in the Partnership, pursuant to the Partnership’s registration statement on Form F-1 (such registration statement, any amendments or supplements thereto, including any post-effective amendments, the “Registration Statement”).

As counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i)	the Registration Statement and the prospectus included therein (the “Prospectus”); and
(ii)	such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Partnership, and subsidiaries and affiliates of the Partnership as we have deemed relevant and necessary as the basis for the opinion hereafter expressed.

In such examination, we have assumed (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct and complete and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates.

This opinion letter is limited to Liberian Law and rendered as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the facts as set forth in the Prospectus and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we hereby confirm that the opinions attributed to Cozen O’Connor set forth in the Prospectus under the caption “Business—Taxation of the Partnership —Liberia” is the opinion of Cozen O’Connor and accurately state our views as to the tax matters discussed in such section of the Prospectus. In addition, such opinion fairly presents the information expected to be relevant to holders of the common units of the Partnership offered pursuant to the Prospectus and fairly summarizes the matter referred to therein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

/s/ Cozen & O’Connor